Exhibit (h)(xxiv)


                                  AMENDMENT TO
                   SECURITIES LENDING AUTHORIZATION AGREEMENT
                                     BETWEEN
                              AMERICAN BEACON FUNDS
                        (F/K/A AMERICAN AADVANTAGE FUNDS)
                                       AND
                       STATE STREET BANK AND TRUST COMPANY

      This Amendment (this "Amendment") dated as of August ____, 2005 is between AMERICAN BEACON FUNDS (f/k/a American AAdvantage Funds), a registered management investment company organized and existing under the laws of Massachusetts (the "Client") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, its affiliates or subsidiaries ("State Street").

      Reference is made to a Securities Lending Authorization Agreement dated January 2, 1998 by and between the Client and State Street, as subsequently amended by amendments dated January 1, 1999, July 1, 2003 and June 30, 2004, and as otherwise in effect on the date hereof prior to giving effect to this Amendment (the "Agreement"). The Client and State Street each desire to amend the Agreement as defined below.

      For value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respects:

1. DEFINITIONS. All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.   AMENDMENTS.

     (a) Section 3 of the Agreement is hereby amended by adding two new last sentences to read as follows:

         "State Street agrees to notify the Client when State Street approves the lending of a security of an issuer in a new country (a "New Market"). State Street will not lend in a New Market on behalf of the Client unless State Street receives prior written authorization from the Client."

     (b) Client has notified State Street that effective March 1, 2005, the Client changed its name from American AAdvantage Funds to American Beacon Funds. Accordingly, all references in the Agreement to "American AAdvantage Funds" are hereby deleted and replaced with "American Beacon Funds".



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3.   MISCELLANEOUS. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect. This Amendment, the Agreement and the other documents and certificates referred to in the Agreement constitute the entire understanding of the parties with respect to the subject
matter  thereof  and  supersede  all  prior  and  current   understandings   and
agreements, whether written or oral. This Amendment shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

4. EFFECTIVE DATE. This Amendment shall be effective as of the date first written above.

     IN WITNESS WHEREOF, the parties hereto execute this Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.


AMERICAN BEACON FUNDS                        STATE STREET BANK AND
                                             TRUST COMPANY

By:  _______________________                 By:  _______________________

Name:  ____________________                  Name:  ____________________

Title:  _____________________                Title:  _____________________












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